Exhibit 10.7

STATEMENT REGARDING PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT Nuvel Inc. (Name of Employee or Consultant: ___________________________________)

Attached to this Statement is your Proprietary Information and Inventions Agreement (the “Agreement”) with Nuvel, Inc. (the “Company”), a Delaware corporation and its subsidiaries.

Please take the time to review the Agreement carefully.  Among other things, the Agreement contains material restrictions on your right to disclose or use, during or after the term of your employment with, or consulting services for, the Company, information learned or developed by you during your employment with, or consulting services for, the Company.

The Company considers this Agreement to be very important to the protection of its business.  The Company intends to enforce the terms of the Agreement and to pursue, as appropriate, injunctions, restraining orders and money damages, should you violate the Agreement.

If you have any questions concerning the Agreement you may wish to consult an attorney.  The employees and agents of the Company are not authorized to, and will not, give you legal advice concerning the Agreement.

If you have read and understand the Agreement and if you agree to its terms and conditions, please return a fully executed copy of it to the Company, retaining one copy for yourself.

Reviewed and Understood:

Dated:   _________________, 2010

Signature of Employee or Consultant:  ___________________________

Print Name of Employee or Consultant: ___________________________

Nuvel Inc. Proprietary Information and Inventions Agreement

Nuvel Inc. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (Name of Employee or Consultant: ___________________________________)

1.	Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

1.1.	Company means (a) Nuvel Inc., a Delaware corporation, and (b) the successors and assigns of Nuvel Inc..

1.2.
Affiliate means any company which controls the Company, is controlled by the Company or is under common control with the Company, whether such company now exists or is created or becomes an Affiliate on or after the date of this Agreement.

1.3.	Services means my provision of services to the Company or any of its Affiliates, whether as an employee of, or consultant.

1.4.
Proprietary Information means any and all information and any idea in whatever form, tangible or intangible, whether disclosed to, or learned by or developed by me, pertaining in any manner to the business of the Company and any of the Company's Affiliates, customers, clients, or third parties to whom the Company has a duty of confidentiality, including, without limitation, the following:

(a)	formulas, teaching techniques, processes, trade secrets, electronic codes, proprietary techniques, inventions, improvements, schematics, circuits, layouts, masks and research projects;

(b)	information about costs, profits, markets, sales, and lists of customers;

(c)	plans for future development and new product concepts; and

(d)
all documents, books, papers, drawings, models, sketches and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given by the Company or any Affiliate to me, as well as written or verbal instructions or comments, provided, however, “Proprietary Information” does not include (1) information which is or becomes publicly known through lawful means, (2) information which was rightfully in my possession or part of my general knowledge prior to the Commencement of my Services or (3) information which is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it directly or indirectly from the Company or any of its Affiliates.

1.5.
Invention Ideas means any and all ideas, processes, trademarks, service marks, inventions, discoveries, patents, copyrights and improvements to the foregoing that are conceived, developed or created by me alone or with others during the term of my Services, whether or not conceived, developed or created during regular work hours, and that:

(a)	fall within the existing or contemplated business of the Company or any Affiliate; or

(b)	relate to actual or demonstrably anticipated research or development of the Company or any Affiliate; or

(c)	result from work done by me for or at the request of the Company or any Affiliate; or

(d)	result from my use of or access to any Proprietary Information or any equipment, supplies, facilities, memoranda, data, customer lists, processes or the like of the Company or any Affiliate.

2.
Restrictions.  I understand that, in the course of my Services, I have had and may have access to Proprietary Information.  In consideration of the Company’s retention of my Services, I agree (i) to hold in confidence all Proprietary Information, (ii) not to directly or indirectly disclose any Proprietary information to anyone outside of the Company, and (iii) not to use, copy, publish, summarize, make lists of or remove from Company premises any Proprietary Information (or remove from the premises any other property of the Company or any of its Affiliates), except:

Nuvel Inc. Proprietary Information and Inventions Agreement

2.1.	during the term of my Services, to the extent necessary to carry out my responsibilities in connection with my Services; or

2.2.	after termination of the term of my Services, as specifically authorized in writing by the Company's Board of Directors.

I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by the President of the Company, or his designee.

3.
Handling Proprietary Information.  I agree that I will maintain at my workstation, or in other places under my control, only such Proprietary Information about which I have a current “need-to-know,” and that I will return to the appropriate person or otherwise properly dispose of Proprietary Information once my need to know is no longer extant.  I agree that I will not make copies of information unless I have a legitimate need for such copies in connection with my work.

4.
Property of the Company.  I hereby acknowledge and agree that all personal property, including, without limitation, all books, manuals, records, models, reports, notes, contracts, lists and other documents, Proprietary Information and equipment furnished to or prepared by me in the course of or incident to my Services, belongs to the Company and shall be promptly returned to the Company upon termination of my Services.

5.
Customer and Employee Raiding.  I also hereby acknowledge that the pursuit of the activities forbidden by this Section would necessarily involve the use or disclosure of Proprietary Information in breach of this Agreement, but that proof of such breach would be extremely difficult.  To forestall such disclosure, use and breach, and in consideration of the Company’s continued retention of my Services, I agree that for the term of my Services and a period of one (1) year after termination of my Services, I shall not for myself or any third party, directly or indirectly:

5.1.
divert or attempt to divert from the Company or any Affiliate any business in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers;

5.2.
employ, solicit for employment, or recommend for employment any person employed by the Company, or by any Affiliate, during the period of such person's employment and for a period of one (1) year thereafter.

6.
Record Keeping for Invention Ideas.  I also agree, in consideration of the Company’s continued retention of my Services, that I will maintain adequate and current written records on my conception and development of all Invention Ideas and to disclose to the Company all Invention Ideas and relevant records.

7.
Reporting of Certain Ideas, Etc.  I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, discovery, patent or copyright that I do not believe to be an Invention Idea, but that is conceived, developed or created by me (alone or with others) during the term of my Services shall be promptly disclosed to the Company (such disclosure to be received in confidence).  The Company shall examine such information to determine if, in fact, the idea, process or invention, etc., is an Invention Idea subject to this Agreement.

8.
Invention Ideas, Ownership and Cooperation.  I further agree to assign to the Company, without further consideration, my entire right, title and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable.  In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable or protectable, I shall assist the Company (at its expense) in obtaining letters patent, other applicable registrations, or my assignment thereon and shall execute all documents and do all other things (including testifying at the Company's expense) necessary or proper to prosecute, evidence, perfect, obtain, maintain, defend, or enforce letters patent, other applicable registrations, or my assignment thereon and vest to the Company, or any Affiliate, as specified by the Board of Directors of the Company, with full title thereto.  Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, evidence, perfect, obtain, maintain, defend, or enforce any patent, copyright or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights or other rights or protections with the same force and effect as if executed and delivered by me.

Nuvel Inc. Proprietary Information and Inventions Agreement

9.
Pre-Existing Ideas.  I acknowledge that there are no ideas, processes, trademarks, service marks, inventions, discoveries, patents, copyrights or improvements to the foregoing that I desire to exclude from this Agreement other than the following (each a “Pre-Existing Idea”):

9.1.	______________________________________

9.2.	______________________________________

9.3.	______________________________________

If in the course of my engagement with the Company, I incorporate a Pre-Existing Idea into a Company product, process, or machine, then (i) I represent and warrant that the same is transferred and assigned to the Company free and clear of all liens, claims, and encumbrances of others and does not infringe upon or violate any Rights of any third party, and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use, and sell such Pre-Existing Idea. Notwithstanding the foregoing, I agree that I will not incorporate or permit to be incorporated Pre-Existing ideas in any Company inventions without the Company’s prior written consent.

[IF NONE, SO INDICATE.  IF ADDITIONAL PAGES ARE REQUIRED, INDICATE THE NUMBER OF ADDITIONAL PAGES ATTACHED.]

10.
Works Made for Hire. I acknowledge that any original works of authorship which is made by me (solely or jointly with others) within the scope of my engagement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

11.
Moral Rights. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure, withdrawal, and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. I will confirm any such waivers and consents from time to time as requested by the Company.

12.
Other Contracts or Agreements.  To the best of my knowledge, there is no existing contract in conflict with this Agreement or any other contract to assign ideas, processes, inventions, trademarks, service marks, discoveries, patents or copyrights that is now in existence between me and any other person, corporation, partnership or other business or governmental entity.

13.
Proprietary Information of Others.  I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.  I represent and warrant that I have returned all property and confidential information belonging to all prior employers.

14.
Non-Competition. I agree that during my engagement with the Company, I will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, and I will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this paragraph will apply both during normal working hours and at all other times including, without limitation, nights, weekends, and vacation time, while I am employed with the Company.

15.
Presumption Regarding Invention Ideas.  Because of the difficulty of establishing when any idea, process, invention, etc., is first conceived by me, or whether it results from access to proprietary information of the Company or the Company's equipment, facilities and data, I further agree that any idea, process, trademark, service mark, invention, discovery, patent, copyright or any improvement to the foregoing shall be presumed to be an Invention Idea if it falls within Clauses (a), (b), (c) or (d) of Section 1.5 and is made, used, sold, exploited or reduced to practice by me or with my aid within one (1) year after termination of the term of my Services.  In any legal dispute concerning this Section, I can rebut the above presumption if I can prove that the idea, process, etc., in question was not first conceived of during the term of my Services, did not result from, or was in any way affected by, the use of Proprietary Information of the Company, and did not involve the use of the Company's equipment, facilities or data.

Nuvel Inc. Proprietary Information and Inventions Agreement

16.
Labor Code Section 2870.  I understand that, pursuant to California Labor Code Section 2870, the above provisions do not apply to an invention to which I used no equipment, supply facility, or secret information of the Company and which was developed entirely on my own time and (a) which does not relate to the Company's business or the Company's actual or demonstrably anticipated research or development; or (b) which does not result from any work I performed for the Company.  California Labor Code Section 2870 reads as follows:

§ 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)   Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

17.
Assignment by the Company.  I further understand that the Company may assign to another person or entity the Company's rights to Invention Ideas covered by this Agreement, and the Company's other rights under this Agreement.

18.
California Uniform Trade Secrets Act.  Nothing in this Agreement is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

19.
Return of Company Property.  In the event of termination (voluntary or otherwise) of my Services, I agree promptly and without request, to deliver to and inform the Company of all documents and data pertaining to my Services and the Proprietary Information and Invention Ideas of the Company or its clients, whether prepared by me or otherwise coming into my possession or control, and to sign any requested documentation in furtherance of the foregoing.  I will not retain any written or other tangible material containing any information concerning or disclosing any of the Proprietary Information or Invention Ideas of the Company or its clients.  I recognize that the unauthorized taking of any of the Company's trade secrets is a crime under California Penal Code Section 499c and is punishable by imprisonment in a state prison or in a county jail for a time not exceeding one year, or by a fine not exceeding Five Thousand Dollars ($5,000), or both such fine and such imprisonment.  I further recognize that such unauthorized taking of the Company's trade secrets could also result in civil liability under California Civil Code Section 3426, and that willful misappropriation may result in an award against me for triple the amount of the Company's damages and the Company's attorneys' fees in collection of such damages.  In addition, I recognize that breach of this Agreement may cause the Company irreparable harm for which money is inadequate compensation.  I therefore agree that the Company will be entitled to injunctive relief to enforce this Agreement, in addition to damages and other available remedies.

20.
Other Employee or Consultant Obligations. I agree that this Agreement is not an employment or consulting contract and that, unless a written employment or consulting agreement between the Company and me specifies otherwise, I have a right to resign and the Company has a right to terminate my engagement at any time, for any reason, with or without cause. I agree that this Agreement does not purport to set forth all of the terms and conditions of my employment or consultancy, and that as employee or consultant of the Company, I have obligations to the Company which are not set forth herein.

Nuvel Inc. Proprietary Information and Inventions Agreement

21.	Successors and Assigns. This Agreement shall be binding upon me and my heirs, executors, administrators, successors and assigns and shall inure to the benefit of the Company's successors and assigns.

22.
Headings.  Section and subsection headings in this Agreement have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret, in whole or part, any of the terms or provisions of this Agreement.

23.
Miscellaneous.  The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California.  If any provision of this Agreement, or application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provision as applied to other persons, places and circumstances shall remain in full force and effect.  The parties intend that the terms of this Agreement shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial administrative or other legal proceeding involving this Agreement.  This Agreement may not be amended except by an agreement in writing signed by me and witnessed by a duly authorized representative of the Company.  No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

24.
Survival.  Except for the provisions of this Agreement which are intended to be observed or performed only during the term of the provision of my Services, all of my obligations under this Agreement shall survive the termination of my Services, including, without limitation, my obligations under Section 8 to assist the Company (at its expense) in obtaining letters patent or other applicable registrations thereon.

25.	Continuation of Services. Nothing in this Agreement shall be interpreted as giving me any right to the continuation of my Services with the Company or any of its Affiliates.

Nuvel Inc. Proprietary Information and Inventions Agreement

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY NOTED IN SECTION 9 OF THIS FORM ANY IDEAS, PROCESSES, TRADEMARKS, SERVICE MARKS, INVENTIONS, DISCOVERIES, PATENTS, COPYRIGHTS OR IMPROVEMENTS TO THE FOREGOING THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Witness Signature: ____________________________ Print Witness Name: ___________________________ Witness Signature: ____________________________ Print Witness Name: ___________________________	Employee’s or Consultant’s Signature: ___________________________ Print Employee’s or Consultant’s Name: ___________________________

Nuvel Inc. Proprietary Information and Inventions Agreement